Exhibit 99.1

Neustar Reports Results for Fourth Quarter and Full-Year 2015

STERLING, VA, February 4, 2016 — Neustar, Inc. (NYSE: NSR), a trusted, neutral provider of real-time information services, today announced results for the quarter and year ended December 31, 2015 and affirmed guidance for full-year 2016.
Results for 2015 Compared to 2014

•	Revenue increased 9% to $1.05 billion

•	Marketing Services revenue increased 16% to $170.4 million

•	Security Services revenue increased 20% to $168.0 million

•	Net income increased 7% to $175.5 million, and on a per share basis increased 14% to $3.14

•	Adjusted net income increased 3% to $265.3 million, and on a per share basis increased 10% to $4.75
Results for Fourth Quarter 2015 Compared to Fourth Quarter 2014

•	Revenue increased 11% to $280.2 million

•	Marketing Services revenue increased 23% to $51.1 million

•	Security Services revenue increased 12% to $44.8 million

•
Net income decreased 28% to $33.9 million, and on a per share basis decreased 24% to $0.62, driven mainly by increased costs incurred in connection with acquisitions and other initiatives completed during the quarter

•	Adjusted net income increased 14% to $79.7 million, and on a per share basis increased 20% to $1.46
“In 2015, we delivered strong financial results as an expert in real-time authoritative identity,” said Lisa Hook, Neustar's President and Chief Executive Officer.  “We solidified our position as a premier provider of high-value authentication solutions through both organic innovations and key acquisitions.”
Paul Lalljie, Neustar's Chief Financial Officer added, “For the year, we generated strong revenue growth, healthy margins and significant free cash flow. In particular, we delivered double-digit organic revenue growth in Marketing and Security Services. As reflected in our 2016 guidance, we expect our business momentum and recent acquisitions to drive revenue growth, profitability and cash flow with greater velocity.”

Discussion of Full-Year 2015 and Fourth Quarter Results
Revenue for the year totaled $1.05 billion, a 9% increase from $963.6 million in 2014. Marketing Services revenue grew 16% to $170.4 million driven by increased demand for the company's services that help its clients make informed and high-impact decisions to promote their products and services. Security Services revenue grew 20% to $168.0 million driven by the addition of new top-level domains and increased demand for the company's DNS services, particularly our DDoS mitigation services. The $27.7 million increase in Security Services revenue included $13.0 million from domain name registry acquisitions. Data Services revenue increased 2% to $204.5 million driven by an increase in caller identification services, partially offset by a decrease in carrier provisioning services. The $3.0 million increase in Data Services revenue included $6.3 million of deferred revenue recognized upon the expiration of the company's common short codes contract. NPAC Services revenue grew 7% to $507.1 million driven by an increase in NPAC fixed-fee revenue.
Revenue for the fourth quarter totaled $280.2 million, an 11% increase from $252.4 million in the fourth quarter of 2014.  Marketing Services revenue grew 23% to $51.1 million. Security Services revenue grew 12% to $44.8 million. Data Services revenue increased 7% to $55.9 million. NPAC Services revenue grew 8% to $128.4 million.
The company completed its acquisitions of MarketShare Partners, LLC and the caller authentication assets from Transaction Network Services, Inc. in December 2015. MarketShare generated revenue of $2.7 million, and the acquired caller authentication assets generated $2.1 million.
Operating expense for 2015 totaled $763.4 million, a 9% increase from $702.3 million in 2014. This $61.1 million increase included $21.4 million in operating expense from acquisitions, comprised of $14.8 million in incremental operating costs and $6.6 million in depreciation and amortization. In addition, acquisition-related costs increased $10.9 million. Of the remaining $28.8 million, the company incurred an increase of $16.1 million for costs related to information technology and systems and an increase of $9.1 million in personnel and personnel-related expense.
Operating expense for the fourth quarter totaled $231.9 million, a 30% increase from $177.9 million in the fourth quarter of 2014.  This increase included acquisition-related expense, costs related to information technology and systems, and royalty fees associated with the company's common short codes contract.
Liquidity and Capital Resources
As of December 31, 2015, the company's cash and cash equivalents totaled $89.1 million, a decrease of $237.5 million from $326.6 million as of December 31, 2014. This decrease of $237.5 million primarily reflects $758.3 million for acquisitions and $104.2 million for share repurchases, offset by the generation of $355.3 million in cash from operations and $336.0 million of net proceeds from the issuance of an incremental term loan. As of December 31, 2015, the company's outstanding debt under its credit facilities and senior notes was approximately $1.11 billion.

Business Outlook for 2016
The company affirmed its guidance provided on December 21, 2015. The company's guidance assumes that it will remain the local number portability administrator for 2016.

•	Revenue to range from $1.22 billion to $1.26 billion or growth of 16% to 20%

•	Information Services revenue to range from $715 million to $755 million, representing growth of 32% to 39%

•	Adjusted net income to range from $278 million to $298 million or a margin of 23% to 24%

•	Adjusted net income per share to range from $5.03 to $5.39 or growth of 6% to 13%

•	Adjusted EBITDA to range from $555 million to $575 million or a margin of 45% to 46%
Conference Call
As announced on January 21, 2016, Neustar will conduct an investor conference call to discuss the company's results today at 4:30 p.m. (Eastern Time). Prior to the call, investors may access the conference call over the Internet via the Investor Relations tab of the company's website (www.neustar.biz). Those listening via the Internet should go to the website 15 minutes early to register, download and install any necessary audio software.
The conference call is also accessible via telephone by dialing 888-801-6507 (international callers dial 913-312-0726) and entering PIN 4887126.  For those who cannot listen to the live broadcast, a replay will be available through 11:59 p.m. (Eastern Time) Thursday, February 11, 2016 by dialing 877-870-5176 (international callers dial 858-384-5517) and entering PIN 4887126, or by going to the Investor Relations tab of the company's website (www.neustar.biz).
Neustar will take questions from securities analysts and institutional investors; the complete call is open to all other interested parties on a listen-only basis.
This press release, the financial tables and other supplemental information are available on the company's website under the Investor Relations tab. The supplemental information includes reconciliations of certain non-GAAP measures to their most directly comparable GAAP measures. The non-GAAP measures may be used periodically by management when discussing the company's financial results with investors and analysts.
About Neustar, Inc.
Neustar, Inc. (NYSE: NSR) is the first real-time provider of cloud-based information services, enabling marketing and IT security professionals to promote and protect their businesses. With a commitment to privacy and neutrality, Neustar operates complex data registries and uses its expertise to deliver actionable, data-driven insights that help clients make high-value business decisions in real time, one customer interaction at a time. More information is available at www.neustar.biz.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release includes information that constitutes forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements about the company's expectations and beliefs about its future results, such as its guidance regarding future results of operations. The company has attempted, whenever possible, to identify these forward-looking statements by using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes” and variations of these words and similar expressions. Similarly, statements herein that describe the company's business strategy, prospects, opportunities, outlooks, objectives, plans, intentions or goals are also forward-looking statements. The company cannot assure you that its expectations will be achieved or that any deviations will not be material. Forward-looking statements are subject to many assumptions, risks and uncertainties that may cause future results to differ materially from those anticipated.

These potential risks and uncertainties that could cause future events or results to vary from those addressed in the forward-looking statements include, without limitation, the uncertainty of future revenue, expenses and profitability and potential fluctuations in quarterly results due to such factors as modifications to, terminations or expirations of, or failures to renew (or announcements related to any of the foregoing) the company's material contracts, including its contracts to serve as the Local Number Portability Administrator, disruptions to the company's operations resulting from network disruptions, security breaches or other events, or an inability to obtain high quality data on favorable terms or otherwise; general economic conditions in the regions and industries in which the company operates; the financial covenants in the company's secured indebtedness and their impact on the company's financial and business operations; the company's indebtedness and the impact that it may have on the company's financial and operating activities; the company's ability to incur additional debt; the variable interest rates applicable under the company's indebtedness and the effects of changes in those rates; the company’s ability to identify and successfully complete acquisitions and to integrate and support the operations of the businesses the company acquires; the company’s ability to realize the expected benefits of acquisitions at the expected times or at all; the ability of acquired businesses to retain their existing business relationships and key employees; increasing competition; market acceptance of the company’s existing services; the company's ability to successfully develop and market new services and the uncertainty of whether new services will achieve market acceptance or result in any revenue; the company’s ability to raise additional capital on favorable terms or at all; business, regulatory and statutory changes related to the communications, Internet and Information Services industries; and the impact on the company of any litigation, arbitration, investigation or other similar proceeding. More information about risk factors, uncertainties and other potential factors that could affect the company's business and financial results is included in its filings with the Securities and Exchange Commission, including, without limitation, the company's Annual Report on Form 10-K for the year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 and subsequent periodic and current reports. All forward-looking statements are based on information available to the company on the date of this press release, and the company undertakes no obligation to update any of the forward-looking statements after the date of this press release.

NEUSTAR, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2015	2014	2015
	(unaudited)		(audited)	(unaudited)

Revenue	$252,375	$280,150	$963,588	$1,049,958
Operating expense:
Cost of revenue (excluding depreciation and amortization shown separately below)	64,859	87,419	247,115	286,236
Sales and marketing	51,577	59,705	198,142	206,292
Research and development	6,482	7,217	27,739	25,677
General and administrative	24,969	40,645	104,970	118,648
Depreciation and amortization	30,060	33,057	117,785	122,691
Restructuring charges	—	3,858	6,521	3,858
	177,947	231,901	702,272	763,402
Income from operations	74,428	48,249	261,316	286,556
Other (expense) income:
Interest and other expense	(6,681)	(13,600)	(26,218)	(33,578)
Interest and other income	155	250	445	552
Income before income taxes	67,902	34,899	235,543	253,530
Provision for income taxes	20,911	991	71,849	78,068
Net income	$46,991	$33,908	$163,694	$175,462
Net income per common share:
Basic	$0.85	$0.64	$2.84	$3.21
Diluted	$0.82	$0.62	$2.75	$3.14
Weighted average common shares outstanding:
Basic	54,973	53,159	57,647	54,643
Diluted	57,306	54,689	59,535	55,904

NEUSTAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 31,
	2014	2015
	(audited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$326,577	$89,097
Accounts receivable, net	155,086	167,593
Unbilled receivables	13,084	17,712
Prepaid expenses and other current assets	30,254	39,255
Income taxes receivable	15,956	5,883
Deferred income tax assets	10,380	—
Total current assets	551,337	319,540
Property and equipment, net	161,604	147,764
Goodwill	692,269	1,186,983
Intangible assets, net	302,622	529,279
Other assets, long-term	15,458	18,681
Total assets	$1,723,290	$2,202,247

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$103,210	$163,024
Deferred revenue	73,908	91,006
Notes payable and capital lease obligations	8,394	136,063
Other liabilities	23,125	10,875
Total current liabilities	208,637	400,968
Deferred revenue, long-term	27,017	22,998
Notes payable and capital leases, long-term	765,359	959,340
Deferred income tax liabilities, long-term	49,111	38,701
Other liabilities, long-term	53,683	56,741
Total liabilities	1,103,807	1,478,748
Total stockholders’ equity	619,483	723,499
Total liabilities and stockholders’ equity	$1,723,290	$2,202,247

Reconciliation of Non-GAAP Financial Measures
In this press release and in other statements, Neustar presents certain non-GAAP financial measures. These non-GAAP financial measures have limitations and may not be comparable with similar non-GAAP financial measures used by other companies and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Set forth below are reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures. These reconciliations should be carefully evaluated. Prior disclosures of non-GAAP figures may not exclude the same items and as such should not be used for comparison purposes.
Reconciliation of Net Income to Adjusted Net Income and Adjusted EBITDA
The following tables reconcile net income to adjusted net income and adjusted EBITDA, respectively, for the three and twelve months ended December 31, 2014 and 2015 and the year ending December 31, 2016. Management believes that these measures enhance investors’ understanding of the company’s financial performance and the comparability of the company’s results to prior periods, as well as against the performance of other companies.

	Three Months Ended December 31,		Year Ended December 31,		Year Ending December 31,
	2014	2015	2014 (1)	2015	2016 (2)
	(in thousands, except per share data) (unaudited)
Revenue	$252,375	$280,150	$963,588	$1,049,958	$1,240,000

Net income	$46,991	$33,908	$163,694	$175,462	$190,000
Add: Stock-based compensation	17,087	12,855	64,379	40,966	50,000
Add: Amortization of acquired intangible assets	15,958	18,632	62,304	66,591	103,000
Add: Loss on debt modification and extinguishment (3)	—	3,326	—	3,326	—
Add: Restructuring charges (4)	—	3,858	6,521	3,858	—
Add: Acquisition-related costs (5)	—	8,405	2,379	13,235	—
Less: Adjustment for provision for income taxes (6)	(10,177)	(1,297)	(41,358)	(38,137)	(55,000)
Adjusted net income	$69,859	$79,687	$257,919	$265,301	$288,000
Adjusted net income margin (7)	28%	28%	27%	25%	23%
Adjusted net income per diluted share	$1.22	$1.46	$4.33	$4.75	$5.21
Weighted average common shares outstanding - diluted	57,306	54,689	59,535	55,904	55,300

Net income	$46,991	$33,908	$163,694	$175,462	$190,000
Add: Provision for income taxes	20,911	991	71,849	78,068	100,000
Add: Interest expense	6,372	12,214	24,864	31,535	60,000
Add: Depreciation and amortization	30,060	33,057	117,785	122,691	165,000
Add: Non-cash other (income) and expense, net (8)	309	1,386	1,354	2,043	—
Add: Stock-based compensation	17,087	12,855	64,379	40,966	50,000
Add: Restructuring charges (4)	—	3,858	6,521	3,858	—
Add: Acquisition-related costs (5)	—	8,405	2,379	13,235	—
Add: Other adjustments (9)	(1,052)	87	(1,052)	(108)	—
Less: Interest income	155	250	445	552	—
Adjusted EBITDA	$120,523	$106,511	$451,328	$467,198	$565,000
Adjusted EBITDA margin (10)	48%	38%	47%	44%	46%

(1)	The amounts expressed in this column are derived from the company's audited consolidated financial statements for the year ended December 31, 2014.

(2)	The amounts expressed in this column represent the midpoint of the company's guidance as of the date of this press release.

(3)	Amount represents loss on debt modification and extinguishment related the amendment of the company's 2013 Credit Facilities on December 9, 2015 to provide for a $350 million incremental term loan.

(4)	Amounts represent restructuring charges related to the termination or relocation of certain employees and reduction in or closure of leased facilities.

(5)	Amounts represent costs incurred by the company in connection with completed acquisitions.

(6)
Adjustments reflect the estimated impact of income taxes using the effective tax rate for the applicable period. Adjustments reflect the estimated impact of income taxes for stock-based compensation, amortization of acquired intangible assets, loss on debt modification and extinguishment, restructuring charges and tax deductible acquisition-related costs.

(7)	Adjusted net income margin is a measure of adjusted net income as a percentage of revenue.

(8)	Amounts represent (gain)/loss on foreign currency transactions, (gain)/loss on other assets and (gain)/loss on asset disposals.

(9)	Amounts represent non-cash (gain)/loss resulting from certain transactions.

(10)	Adjusted EBITDA margin is a measure of adjusted EBITDA as a percentage of revenue.

Contact Info:

Investor Relations Contact Dave Angelicchio (571) 434-3443 InvestorRelations@neustar.biz	Press Contact Lara Wyss (415) 659-6154 Lara.Wyss@neustar.biz